OGE Energy Corp. Names J. Michael Sanner to Board of Directors

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) today announced that J. Michael Sanner has been appointed to the company's board of directors and as a member of its audit committee and nominating and corporate governance committee, effective Sept. 1, 2017. Mr. Sanner’s term will expire at the company's 2018 annual shareholders’ meeting at which time he will stand for re-election by the company's shareholders.

Mr. Sanner, 64, retired as an audit partner from Ernst & Young LLP after serving as office managing partner in multiple offices.

During his career, Sanner advised companies in a variety of industries, focusing most recently on the energy sector. His experience includes audits, mergers and acquisitions, internal control reviews, initial public offerings, equity and debt offerings as well as project-centric assignments. Sanner has also served on a variety of community, charitable and professional organizations.

“We are pleased to welcome Mike to the OGE board,” said OGE Energy Corp. Chairman, President and Chief Executive Officer Sean Trauschke. “He has a depth and breadth of accounting experience in a wide range of industries with an emphasis in energy. His background and experience further strengthens our board, and we look forward to his insight and perspective.”

OGE Energy is headquartered in Oklahoma City and is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility serving more than 838,000 customers in Oklahoma and western Arkansas. In addition, OGE holds 50 percent general partner interest and 25.7 percent limited partner interest in Enable Midstream Partners, LP.